SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: (Date of Earliest Event Reported) May 11, 2004

PANHANDLE ROYALTY COMPANY

(Exact name of registrant as specified in its charter)

OKLAHOMA	0-9116	73-1055775

(State of Incorporation)	(Commission File) Number	(I.R.S. Employer Identification No.)

Grand Centre Suite 210, 5400 North Grand Blvd., Oklahoma City, OK 73112

(Address of principal executive offices)

Registrant’s telephone number including area code: (405) 948-1560

ITEM 5 OTHER EVENTS
SIGNATURES

Panhandle Royalty Company
FORM 8-K
May 11, 2004

ITEM 5 OTHER EVENTS

     This Form 8-K contains the Company’s second fiscal quarter ended March 31, 2004 press release, dated on May 11, 2004.

OKLAHOMA CITY, OK– PANHANDLE ROYALTY COMPANY (AMEX-PHX) reported fiscal 2004 second quarter revenues of $6,184,605, up 24% from the first quarter. This provided a net income of $1,897,637 after provision for income tax, up 92% from the first quarter. It was 45 cents per share after the April 1, 2004 two-for-one stock split. Average oil price received was $33.83 per barrel, an increase of 12% over the fiscal first quarter. Average gas price received was $5.23/mcf, an increase of 26% over the fiscal first quarter. Oil production for the quarter decreased 1% to 29,738 barrels. Natural gas production for the quarter increased 5% to 978,104 mcf.

Compared to the first quarter, cash flow from operations decreased 18% to $3,107,773. Capital expenditures for oil and gas activities increased 16% to $2,307,282. Assets were up 2% to $50,631,502. Shareholders equity gained 8% to $25,081,299. Total debt was reduced 8% from the first quarter to $12,016,663. A dividend of 8 cents per share was paid during the quarter (equivalent to 4 cents per share on the new post two-for-one split shares).

Drilling activity where Panhandle has either a working or royalty interest has shown a substantial increase during the first half of fiscal 2004 with 403 wells in the categories of pending, scheduled, drilling, testing or completed. This is an increase of 9.2%. Those with actual operations (drilling, testing, completed) increased 20.5% to 217. Of this total there were 108 working interest and 109 royalty interest wells. A total of 143 wells were completed during the first half with a success rate of 93%. Eighty two per cent of the successful wells were gas producers.

H W Peace II, Company President and CEO stated:

     “This quarter’s financial results have only been exceeded by last year’s second quarter when we received an average price of $5.94/mcf for our natural gas sales due to the perception at that time of the inability to refill storage from a severe winter draw down. Since then storage was refilled but a recovering economy and high oil price have combined to keep gas price near the $5.00/mcf level. About 90% of PHX wells are drilled for gas in Oklahoma where most of the increase in drilling is occurring because there are ready nearby pipelines and a favorable regulatory system which encourages drilling. With our considerable fee mineral holdings in Oklahoma, should these economic conditions continue, Panhandle will reduce its total debt significantly sooner than anticipated from cash flow while participating in all wells meeting our economic criteria.”

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Panhandle Royalty Company

FORM 8-K

May 11, 2004

	Second Quarter		Six Months
	Ended March 31,		Ended March 31,
	2004	2003	2004	2003
Revenues	$6,184,605	$6,980,939	$11,158,067		$11,444,687
Income (Loss) Before Cumulative Effect of Accounting Change	$1,897,637	$2,320,674	$2,887,870		$2,925,655
Cumulative Effect of Accounting Change, Net of Taxes of $28,500 (1)	—	—	—		46,500

Net Income (Loss)	$1,897,637	$2,320,674	$2,887,870		$2,972,155

Cash Provided by Operating Activities	$3,107,773	$2,827,889	$6,899,311		$5,186,906
Average Shares Outstanding – Diluted (2)	4,226,092	4,206,314	4,225,510		4,201,086
Diluted Earnings (Loss) per Share:
Income before Cumulative Effect of Accounting Change (2)	$.45	$.55	$.68		$.70
Cumulative Effect of Accounting Change (1)	$—	$—	$—	$
					.01

Net Income (2)	$.45	$.55	$.68		$.71

Barrels Sold	29,738	29,613	59,805		57,222
Average Sales Price per Barrel	$33.83	$32.21	$32.05		$30.06
MCF Sold	978,104	1,005,376	1,912,136		1,956,911
Average Sales Price per MCF	$5.23	$5.94	$4.71		$4.91

(1)	Represents the income effect of the adoption, on October 1, 2002, of SFAS No. 143, Accounting for Asset Retirement Obligations

(2)	All references to number of shares and per share information, for all periods presented, have been adjusted to reflect the 2-for-1 stock split which was approved by the shareholders at the February 27, 2004 annual meeting.

Panhandle Royalty Company (AMEX-PHX) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company’s office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE ROYALTY COMPANY
/s/ Michael C. Coffman
DATE: May 14, 2004	Michael C. Coffman, Vice President
Chief Financial Officer, Secretary & Treasurer

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